Teton Energy Appoints Marc MacAluso as an Independent Director

Long-time Board Member John T. Connor Jr. to Retire from Teton Board

DENVER March 11, 2009. Teton Energy Corporation (“Teton” or the “Company”) (NASDAQ: TEC) announced today that Marc MacAluso has been appointed to Teton’s Board of Directors to serve until standing for election at Teton’s annual meeting to be held in May, 2009.

Mr. MacAluso also serves on the Board of Directors for Calgary-based Trident Resource Corporation. From 2005 through 2007, he was a partner and investor in Destiny Oil & Gas, LLC, a company focused on exploration, development, and acquisitions in the Upper Gulf Coast. Prior to Destiny, he served as the Chief Executive Officer and Chief Operating Officer of Inland Resources Inc., a Denver-based E&P company focused in the Rocky Mountains. Mr. MacAluso assumed his executive role in February of 2001 and successfully sold Inland in August 2004. He had also served on the Board of Inland since 1998.

Mr. MacAluso spent seven years as Senior Vice President at TCW Asset Management Company where he was involved in all aspects of structured financing transactions for the midstream and upstream oil and gas industry. He spent four years at American Exploration Company. Prior to American Exploration, he spent seven years at Shell Oil Company in various technical assignments. He has actively worked in areas throughout North America and several international areas. Mr. MacAluso graduated with a B.S. in Petroleum Engineering from Texas A&M University.

Karl F. Arleth, President and Chief Executive Officer, stated, “We are extremely pleased to appoint someone with Marc’s experience and capacity in banking, capital markets, petroleum engineering and Executive positions, to Teton’s Board of Directors. We will look for him to be a strong contributor to Teton and the Board looks forward to working with him.”

As Teton welcomes a new board member, the Company will bid farewell to a long-time board member, John T. Connor Jr., who has elected not to stand for re-election at Teton’s annual meeting in May, 2009.

James J. Woodcock, Non-Executive Chairman of the Board of Directors, added “On behalf of the Board of Directors, I would like to welcome Marc MacAluso to our Board. He will be an important asset to Teton as we direct the Company through these challenging economic times. I would also like to thank John Connor for his exemplary service to the company as a Director and as past Chair of the Audit Committee.  John particularly helped us transition from Russia to a U.S. producer in 2004 and 2005.  We wish John all the best in his future endeavors.”

Company Description: Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, the Piceance Basin in western Colorado, the Williston Basin in North Dakota, the Big Horn Basin in Wyoming and the eastern Denver-Julesburg Basin in Colorado, Kansas and Nebraska. Teton is headquartered in Denver, Colorado. For more information about Teton, please visit the Company’s website at www.teton-energy.com.

Forward-Looking Statements: This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.

Company contact:
Ron Wirth
Director of Investor Relations & Administration
(303) 565-4600
rwirth@teton-energy.com
www.teton-energy.com